Pricing Supplement No. 1 dated December 3, 2002 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM CORPORATION
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $500,000,000	Floating Rate Notes: ☐	Fixed Rate Notes: ☒
Original Issue Date: December 6, 2002	Closing Date: December 6, 2002	CUSIP Number: 78442F AG3
Maturity Date: January 15, 2013	Option to Extend Maturity: ☒ No	Specified Currency: U.S. Dollars
☐ Yes
If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate: 5.375%	Interest Payment Dates:	Each January 15th and July 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 15, 2003.
Interest Accrual Method: 30/360	Interest Periods:
From and including the Closing Date, or each January 15th or July 15th, as the case may be, to and including the next succeeding July 14th or January 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Credit Suisse First Boston	JPMorgan

Joint Book-Running Managers

Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities
Goldman, Sachs & Co.
Merrill Lynch &Co.
Salomon Smith Barney

December 3, 2002

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Credit Suisse First Boston Corporation	$187,500,000
	J.P. Morgan Securities Inc.	187,500,000
	Banc of America Securities LLC	20,835,000
	Barclays Capital Inc.	20,833,000
	Deutsche Bank Securities Inc.	20,833,000
	Goldman, Sachs & Co.	20,833,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,833,000
	Salomon Smith Barney Inc.	20,833,000

	Total	$500,000,000
Issue Price:	99.929%.
Agents' Commission:	0.450%.
Net Proceeds:	$497,395,000.
Concession:	0.300%.
Reallowance:	0.125%.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.